Exhibit 10.1
SETTLEMENT AGREEMENT
     This Settlement Agreement (“Agreement”) is made this 12th day of June, 2009, by and between KRG Capital Fund II, L.P. (“KRG Fund II”), KRG Capital Fund II (FF), L.P. (“KRG Capital (FF)”), KRG Capital Fund II (PA), L.P. (“KRG Capital (PA)”), KRG Co-Investment, LLC (“KRG Co-Invest”) (KRG Fund II, KRG Capital (FF), KRG Capital (PA) and KRG Co-Invest, collectively, the “KRG Parties”), Sunrise Senior Living, Inc. (“Sunrise”), and Trinity Hospice, Inc. (“Trinity”) (Sunrise and Trinity, collectively, the “Sunrise Parties”) (hereafter, the KRG Parties, ACS and the Sunrise Parties are referred to jointly and collectively as the “Parties,” or any of them individually as a “Party”).
PREAMBLE
     WHEREAS, KRG Fund II, KRG Capital (FF) and KRG Capital (PA) are Delaware limited partnerships;

     WHEREAS, KRG Co-Invest is a Colorado limited liability company;

     WHEREAS, the KRG Entities maintain a principal place of business in Denver, Colorado;
     WHEREAS, Sunrise is a Delaware corporation with a principal place of business in McLean, Virginia;
     WHEREAS, Trinity is a dissolved Delaware corporation with a former principal place of business in Dallas, Texas;
     WHEREAS, on or about June 20, 2002, the KRG Entities acquired a majority interest in Trinity and ACS acquired a minority interest in Trinity;
     WHEREAS, under the terms of that certain Agreement and Plan of Merger dated as of August 2, 2006 (the “Merger Agreement”) by and among Sunrise, Trinity, the KRG Entities and
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ACS, Sunrise acquired ownership of Trinity and Trinity became a wholly-owned subsidiary of Sunrise (the “Merger”);
     WHEREAS, Sunrise has made allegations against the KRG Parties that the KRG Parties recklessly, negligently and/or fraudulently misrepresented and omitted material facts in connection with the Merger;
     WHEREAS, the Sunrise Parties threatened to sue the KRG Parties for fraud and misrepresentation in connection with the Merger Agreement claiming at various times to have suffered substantial damages as a result of the alleged misrepresentations;
     WHEREAS, on January 13, 2009, the KRG Entities filed a lawsuit against the Sunrise Parties in the Superior Court of the State of Delaware in and for New Castle County, Civil Action No. 09C-01-092 JRJ (the “Delaware Action”) seeking a declaration limiting its liability to the Sunrise Parties as a matter of law;
     WHEREAS, the Parties entered into a Standstill Agreement with respect to the Delaware Action on February 2, 2009; and
     WHEREAS, to avoid the uncertainty, time and expense associated with protracted litigation, the Parties desire to compromise, resolve and settle the claims, counterclaims, and causes of action between them, including asserted and unasserted claims finally and forever;
     NOW, THEREFORE, in consideration of the covenants and mutual promises and agreements herein contained, and other valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties agree as follows:
     1. Whereas Clauses. The recitals contained in the foregoing prefatory Whereas clauses shall have the same force and effect as if set forth in full in the body of this Agreement.
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     2. Compromises. The Parties hereby agree that neither the giving of any consideration hereunder nor its acceptance shall operate as or be evidence of any admission of liability for any claim hereby released, and further agree that, by the execution of this Agreement, the Parties do not admit the truthfulness of any of the claims or allegations made by any opposing Party; rather, such claims, allegations and liability have been, and are hereby, expressly denied by each of the Parties.
     3. Settlement Consideration. The KRG Parties agree to pay to Sunrise the gross amount of Nine Million Eight Hundred Thirty-Five Thousand Nine Hundred Fifty-One Dollars and No/100 ($9,835,951.00) as follows: Within two (2) business days of the Effective Date, the KRG Parties shall cause to wire transfer to Sunrise the sum of Six Million Seven Hundred Forty-Nine Thousand Nine Hundred Ninety-Nine and 44/100 ($6,749,999.44) and also deliver joint written authorization (in the form attached hereto as Exhibit “A”) to the United Bank as Escrow Agent (as defined pursuant to the Merger Agreement, Section 3.01(b)), instructing the Escrow Agent to release to Sunrise the sum of Three Million Eighty-Five Thousand Nine Hundred Fifty-One Dollars and 56/100 ($3,085,951.56) (as of May 31, 2009) (together with any other interest accrued thereunder through and as of the date of release).
     4. Releases by the Sunrise Parties. In exchange for the consideration provided in this Agreement, and effective when the First Payment described in Section 3(a) of this Agreement is received by Sunrise, Sunrise and Trinity, jointly and severally, on behalf of themselves, and their respective current and former officers, administrators, directors, managers, owners, members, shareholders, general or limited partners, representatives, agents, employees, attorneys, predecessors or successors (by merger or otherwise), and assigns, if any, as well as their parents, affiliates and subsidiaries, divisions and partnerships, past, present and future
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(collectively, the “Sunrise Releasing Parties”) hereby forever release, acquit and discharge each of KRG Fund II, KRG Capital (FF), KRG Capital (PA), KRG Co-Invest, KRG Capital Management, L.P. and each of its series, KRG Capital, LLC and each of its series and American Capital, Ltd., formerly known as American Capital Strategies, Ltd. (“ACS”), and their respective current and former officers, administrators, directors, managers, owners, members, shareholders, general or limited partners, clients, representatives, agents, employees, attorneys, predecessors or successors (by merger or otherwise), and assigns, if any, as well as their parents, affiliates and subsidiaries, divisions and partnerships, past, present and future (collectively, the “KRG Released Parties”) from any and all claims, rights, accountings, debts, dues, covenants, contracts, suits, counterclaims, demands, actions, causes of action, other liabilities, and/or damages, if any, which the Sunrise Releasing Parties have, may have or claim to have now, whether known or unknown, asserted now or in the future, of whatsoever kind or nature whether at law or in equity, against any or all of the KRG Released Parties relating to or arising from any matters from the beginning of time to the date of this Agreement, provided that, however, nothing in this Paragraph 4 shall preclude or be interpreted as precluding the Sunrise Parties from asserting any claim arising as a result of the alleged failure of performance under this Agreement.
     5. Releases by the KRG Parties. In exchange for the consideration provided in this Agreement, and effective when the First Payment described in Section 3(a) of this Agreement is received by Sunrise, KRG Fund II, KRG Capital (FF), KRG Capital (PA), and KRG Co-Invest, on behalf of themselves, KRG Capital Management, L.P. and each of its series, KRG Capital, LLC and each of its series, and their respective current and former officers, administrators, directors, managers, owners, members, shareholders, general or limited partners, clients, representatives, agents, employees, attorneys, predecessors or successors (by merger or
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otherwise), and assigns, if any, as well as their parents, affiliates and subsidiaries, divisions and partnerships, past, present and future (collectively, the “KRG Releasing Parties”) hereby forever release, acquit and discharge each of Sunrise and Trinity and their respective current and former officers, administrators, directors, managers, owners, members, shareholders, general or limited partners, representatives, agents, employees, attorneys, predecessors or successors (by merger or otherwise), and assigns, if any, as well as their parents, affiliates and subsidiaries, divisions and partnerships, past, present and future (collectively, the “Sunrise Released Parties”) from any and all claims, rights, accountings, debts, dues, covenants, contracts, suits, counterclaims, demands, actions, causes of action, other liabilities, and/or damages, if any, which the KRG Releasing Parties have, may have or claim to have now, whether known or unknown, asserted now or in the future, of whatsoever kind or nature whether at law or in equity, against any or all of the Sunrise Released Parties relating to or arising from any matters from the beginning of time to the date of this Agreement, provided that, however, nothing in this Paragraph 5 shall preclude or be interpreted as precluding the KRG Parties from asserting any claim arising as a result of the alleged failure of performance under this Agreement.
     6. Confidentiality of Settlement. The Parties acknowledge that the terms and conditions of this Agreement and the Exhibits hereto are considered confidential, and it is understood that this agreement of confidentiality is part of the consideration for this Agreement. Upon and after the Effective Date of this Agreement, none of the Parties, nor their attorneys, or other representatives, will, directly or indirectly, disclose the existence of or the terms and conditions of this Agreement, or the Exhibits hereto, to third parties or publicize in the media other than as specified herein, including but not limited to newspapers, magazines, radio, television, or the internet, except: (a) as necessary to enforce this Agreement; (b) as may be
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required by law, including any applicable securities laws, or in order to comply with a lawfully issued subpoena from a court of competent jurisdiction; (c) as reasonably necessary in connection with audits, regulatory or compliance inquiries, or financial or legal due diligence or claims for insurance coverage; (d) as may be required to the Parties’ attorneys and other professional advisors for the purpose of seeking their advice; (e) as may be required for the KRG Parties to make necessary disclosures to the partners in their investment funds and with respect to fundraising activities if subject to nondisclosure restraints; and (f) as may be required to Sunrise’s senior lenders or their advisors, provided however, that the recipient (other than a government regulator) is instructed to maintain the confidentiality of any information disclosed to it.
     Sunrise will provide to the KRG Entities at least three (3) business days in advance of filing for their review the proposed language that will appear in any filing on Form 8-K that Sunrise files with the United States Securities and Exchange Commission describing this Agreement. If required to file the Settlement Agreement itself, Sunrise will file it as an exhibit to its next required filing on Form 10-Q. Sunrise will in good faith consider incorporating any comments from the KRG Entities with respect to such filings.
     7. Dismissal of Delaware Action. Upon the execution of this Agreement and payment of the Settlement Consideration, counsel for KRG shall execute and promptly file the Notice of Voluntary Dismissal With Prejudice of the Delaware Action attached hereto as Exhibit “B” and made a part hereof dismissing the Delaware Action with prejudice and asking the Court to retain jurisdiction for purposes of enforcing any provision of this Agreement. Filing counsel shall promptly provide as-filed copies to opposing counsel.
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     8. Non-Disparagement. The Parties shall not knowingly make any disparaging or derogatory statements or comments, in any material respect, either directly or indirectly, to any third persons regarding each other; except, however, with respect to statements and comments that (a) are made for lawful competitive reasons or for personnel-related actions involving any Party and its employees, agents, contractors or consultants in the ordinary course of business or (b) are made under legal compulsion and are believed to be factually correct.
     9. No Reliance. In executing this Agreement, the Parties have not seen, heard or relied upon any promises, statements, representations, covenants, or warranties, whether express or implied, made by one another or by any representative or other person or entity, except to the extent that a matter is expressly stated in this Agreement.
     10. Authorization to Execute. The signatories for the corporate Parties hereto represent and warrant that they have been granted specific authority by their respective principals to execute the Agreement on behalf of the corporate party.
     11. Entire Agreement. Each Party hereby acknowledges that such Party is a sophisticated company and each Party and their counsel have reviewed, fully understand, and voluntarily consent to this Agreement without relying on any representations, oral or written, of the other Party or its counsel not contained therein.  It is further understood and agreed that no subsequent amendment, change or addition to this Agreement shall be binding upon any of the Parties hereto unless reduced to writing and signed by all the Parties.
     12. Execution in Counterpart. This Agreement may be executed in any number of counterparts and facsimiles, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
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     13. Severability. Should any provision of this Agreement become or be held unlawful, unenforceable or invalid by reason of any statute, ordinance, law and/or decision of any court of law or equity, the same shall be ineffective to that extent, without in any way invalidating or affecting the remaining provisions of this Agreement.
     14. Cooperation. The Parties shall immediately cause to be prepared and executed any and all other pleadings or other documents reasonably necessary to complete and consummate the settlement contemplated by this Agreement, if requested.
     15. Notices. Notices to be given under this Agreement shall be in writing and shall be sent to the addresses set forth below (unless subsequently changed by any Party in writing) by any of the following methods: (i) by certified or registered mail, return receipt requested, (ii) by hand, (iii) by electronic mail (with confirmation of receipt and a hard copy by first class mail), (iv) by facsimile transaction (with confirmation of receipt and a hard copy by first class mail), and (v) by overnight courier service, with such notice being deemed received on the first business day after being sent by hand, by electronic mail with confirmation of receipt, by facsimile transaction, or by overnight courier service, or on the day of receipt or rejection for certified or registered mail, return receipt requested.
(a) If to the KRG Parties:

Charles R. Gwirtsman, Managing Director
Theresa D. Shelton, Chief Operating Officer
KRG Capital Management, L.P.
1515 Arapahoe Street
Tower One, Suite 1500
Denver, CO 80202
And
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Blank Rome LLP
One Logan Square
130 N. 18th Street
Philadelphia, PA 19103
Attention: James T. Smith, Esquire
(b) If to the Sunrise Parties:

Sunrise Senior Living, Inc.
7902 Westpark Drive
McLean, Virginia 22102
Attention: Charles Corbin, Esquire
And
GIBSON, DUNN & CRUTCHER LLP
1050 Connecticut Avenue, N.W.
Washington, DC 20036-5306
Attention: Lewis H. Ferguson, Esquire
     16. Choice of Law and Venue. The Parties each agree that the laws of the State of Delaware shall govern the enforceability, interpretation and legal effect of this Agreement and any claim arising from or related to this Agreement. The Parties also agree that exclusive jurisdiction and exclusive venue of any action to enforce, construe or validate the provisions of this Agreement, or any document executed in connection herewith, shall be in a court of competent jurisdiction in the State of Delaware. The Parties further agree that they shall have available all remedies at law and equity to enforce a breach by any Party hereto of the provisions of this Agreement. Notwithstanding the foregoing, the Parties each agree that they shall not seek rescission, cancellation or termination of this Agreement in a future proceeding under this Section.
     17. Effective Date. The “Effective Date” of this Agreement shall be the date upon which the last Party executes and delivers this Agreement.
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     18. Prevailing Party. In the event that any Party shall pursue any action against any other Party relating to or arising out of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees (including, if applicable, reasonable and documented charges for in-house counsel and expert witness fees), court costs and other legal expenses from the losing Party under such laws as may govern any such dispute. This provision includes any award of injunctive relief or monetary damages.
     19. Reasonableness of Settlement:     The Parties to this Agreement acknowledge and agree that the settlement set forth in this Agreement represents a fair, adequate and reasonable compromise of claims under all of the circumstances, including with respect to the complexity, expense and likely duration of litigation, the risks of establishing liability and damages, the uncertainty of the outcome of litigation, the probability of recovery and all other attendant risks to litigation, and that they have determined to enter into this Agreement after investigation and consideration sufficient to inform themselves of the merits of the Settlement.
     20. Allocation. The Parties have considered the allegations, the undisputed facts, the theories of liability and the relative exposure of KRG, Sunrise and Trinity in connection with the subject matter of the Delaware Action and agree that a fair and proper allocation of the Settlement Amount is as follows:  KRG 100%, Sunrise 0 % and Trinity 0%.
     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.
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SUNRISE PARTIES:

SUNRISE SENIOR LIVING, INC.

By: Name:	/s/ Mark S. Ordan Mark S. Ordan
Title:	Chief Executive Officer

TRINITY HOSPICE, INC.

By: Name:	/s/ Walton E. Bell Walton E. Bell
Title:	President
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KRG PARTIES:

KRG CAPITAL FUND II, L.P.
KRG CAPITAL FUND II (FF), L.P.
KRG CAPITAL FUND II (PA), L.P.

By: KRG Capital Management, L.P., with respect to its
Class II-QP and Class II-FF Series, its general partner
By: KRG Capital, LLC, with respect to its Class II-QP and
Class II-FF Series, its general partner

By: Name:	/s/ Charles R. Gwirtsman Charles R. Gwirtsman
Title:	Managing Director

KRG CO-INVESTMENT, LLC

By: Capital Resources Growth, Inc., a managing member

By: Name:	/s/ Charles R. Gwirtsman Charles R. Gwirtsman
Title:	Managing Director
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EXHIBIT LIST FOR SETTLEMENT AGREEMENT
     A. Letter to United Bank authorizing release of Escrow Fund
     B. Delaware Notice of Voluntary Dismissal with Prejudice
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